CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Rate Staffing, LLC:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated June 25, 2012, relating to our audits of the balance sheets of First Rate Staffing, LLC as of December 31, 2011 and 2010, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2011 and the period from April 20, 2010 (Inception) through December 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

January 25, 2013